Exhibit 10.3

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

AMENDED AND RESTATED LICENSE AND DEVELOPMENT AGREEMENT

This amended and restated license agreement (“Agreement”) is made this 25th day of May, 2017 (the “Restatement Date”) by and between Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“MAYO”), and NeuroOne, Inc., a Delaware corporation, f/k/a Neuro One, LLC, a Minnesota limited liability company, having its principal offices at 10006 Liatris Lane, Eden Prairie, MN 55347 (“COMPANY”), each a “Party” and collectively “Parties”. This Agreement amends and restates in its entirety that certain License and Development Agreement between the Parties with an effective date of October 3, 2014 (the “Prior Agreement”), provided however, for purposes of this Agreement, the Effective Date shall remain as of the Prior Agreement and any work done under the Prior Agreement shall be a part of this Agreement.

WHEREAS, MAYO represents itself as being knowledgeable in thin film electrode technology; and

WHEREAS, MAYO desires to make its intellectual property rights available for the development and commercialization of products, methods and processes for public use and benefit; and

WHEREAS, MAYO is willing to grant and COMPANY is willing to accept an exclusive license under such rights for the purpose of developing such technology; and

NOW WHEREAS, COMPANY represents itself as being knowledgeable in electrode technology; and

WHEREAS, COMPANY desires MAYO’s assistance and MAYO is willing to provide assistance in the investigation, research application and development and the improvement of such technology; and

NOW THEREFORE, in consideration of the foregoing and the terms and conditions set forth below, the Parties hereby agree as follows:

Article 1.00 – Definitions

For purposes of this Agreement, the terms defined in this Article will have the meaning specified and will be applicable both to the singular and plural forms:

1.01       For MAYO, “Affiliate”: any corporation or other entity within the same “controlled group of corporations” as MAYO or its parent MAYO Clinic. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which if not a stock corporation, more than fifty percent (50%) of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of MAYO or Mayo Clinic. MAYO’s Affiliates include, but are not limited to: Mayo Clinic; Mayo Collaborative Services, Inc.; Mayo Clinic Hospital, Rochester; Mayo Clinic Florida; Mayo Clinic Arizona; and its Mayo Clinic Health System entities.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

For COMPANY, “Affiliate”: any corporation or other entity that controls, is controlled by, or is under common control with, COMPANY. For purposes of this definition, “control” means ownership of: (a) at least fifty percent (50%) or the maximum percentage, if less than fifty percent (50%), as allowed by applicable law, of the outstanding voting securities of such entity; or (b) at least fifty percent (50%) of the decision-making authority of such entity.

1.02       “Change of Control”: (a) the acquisition of COMPANY by another person or entity by means of any transaction or series of related transactions (including any stock transfer or series of transfers, reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of COMPANY; or (b) a sale of all or substantially all of the assets of COMPANY to which this Agreement relates.

1.03       “Confidential Information”: all proprietary unpublished or nonpublic information or materials including, but not limited to, written, oral or virtually presented information and such items as electronic media products, trade secrets, financial information, equipment, databases and the like provided by one Party to the other under this Agreement, or which is observed by a Party while on the other Party’s premises. Confidential Information does not include any information or material that receiving party evidences is: (a) already known to the receiving party at the time of disclosure (other than from the disclosing party); (b) publicly known other than through acts or omissions of the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information.

1.04       “Effective Date”: October 3, 2014.

1.05       “Field”: consists of flexible circuit technology to be used in the recording and stimulation of tissue.

1.06       “MAYO thin film electrode technology Know-How”: research and development information, materials, technical data, unpatented inventions, trade secrets, know-how, prototypes, and supportive information of MAYO Principal Investigators relating to thin film electrode development that is provided to the COMPANY and is owned and controlled by MAYO as of the Effective Date. (Mayo No. 2014-220).

1.07       “Licensed Product”: any product or process the development, manufacture, use, sale, offer for sale, importation, or any product which incorporates, uses, was derived from, identified by, validated or developed in whole or in part using the MAYO thin film electrode technology Know-How or MAYO Improvements.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

1.08       “MAYO Improvements”: subject to third party rights and the licenses granted by MAYO to COMPANY under Section 2.01, any new invention, discovery or material, whether patentable or not, that is conceived by the MAYO Principal Investigators during and in the course of MAYO Principal Investigators providing MAYO thin film electrode technology Know-How in conjunction with performing research with COMPANY and may include improvements to Company Patent Right pursuant to 2.04, whether or not reduced to practice within three (3) years from the Effective Date.

1.09       “Net Sales”: the amount invoiced by COMPANY or, in the case of a permitted sublicense, a Sublicensee for the transfer of a Licensed Product to a third party, less documented: (a) sales, excise or use taxes shown on the face of the invoice, excluding value-added tax; (b) credits for defective or returned Licensed Products actually given; and (c) regular trade and discount allowances given. Leasing, lending, consigning or any other activity by means of which a non-affiliated third party acquires the right to possess or use a Licensed Product shall be deemed a transfer for the purpose of determining Net Sales. Net Sales on Licensed Products transferred as part of a non-cash exchange shall be calculated at the then-current customary sales price invoiced to third parties or fair market value if there are no current invoices to third parties. In the event that COMPANY transfers Licensed Products to an Affiliate, and the Affiliate retransfers the Licensed Products to third-party customers, then Net Sales shall be the price charged by the Affiliate to third-party customers, less documented allowable deductions. If such Affiliate does not retransfer the Licensed Product to third-party customers within one year, Net Sales shall be calculated to be the higher of:

(a)	the price charged by the COMPANY to the Affiliate, or
(b)	the average price charged by the COMPANY to third-party customers, or
(c)	in the absence of sales to third party customers, the fair market price for the Licensed Products.

Net Sales accrues with the first of delivery or invoice.

1.10       “COMPANY Patent Rights”: PCT patent application licensed by the University of Wisconsin, Patent US 7,774.053 B2, and US 8,483.794 B2 and US 8,386,007 and provisionals, divisionals, continuations, and continuations-in-part (but only for subject matter supported pursuant to 35 U.S.C. §112 by the foregoing) therefrom, patents issuing thereon, re-examinations and re-issues thereof, as well as extensions and supplementary protection certificates and any foreign counterpart of any of the foregoing.

1.11       “Mayo Principal Investigators”: shall mean Gregory A. Worrell, M.D., Ph.D., Squire M. Stead, M.D., Ph.D., Jamie J. Van Gompel, M.D., and W. Richard Marsh, M.D. of MAYO.

1.12       “Sublicensee”: any third party or any Affiliate to whom COMPANY has conveyed rights or the forbearance of suit under the MAYO Improvements or MAYO thin film electrode technology Know-How.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

1.13       “Term”: begins on the Effective Date and ends, subject to Article 10, twenty (20) years therefreom, unless the MAYO thin film electrode technology Know-How and MAYO Improvements are still in use, or were used such that Section 3.02 and Article 4 still apply, in which case upon the date of the satisfaction of these provisions.

1.14       “Territory”: Worldwide

Article 2.00 - Grant of Rights

2.0l        GRANT. Subject to the terms and conditions of this Agreement, MAYO grants to COMPANY: (a) an exclusive license with the right to sublicense, within the Field and Territory, under the MAYO Improvements to make, have made, use, offer for sale, sell, and import Licensed Products; and (b) a non-exclusive license, within the Field and Territory, to use the MAYO thin film electrode technology Know-How to develop, make, have made, use, offer for sale, sell, and import Licensed Products.

During the thirty (30) days following the last signature hereto, MAYO will provide reasonable access to necessary personnel to transfer MAYO thin film electrode technology Know-How, but in no event shall MAYO be required to provide any MAYO thin film electrode technology Know-How in tangible form if it does not exist in tangible form as of the Effective Date, and in no event shall MAYO be required to provide more than forty-eight (48) hours of service of such access.

2.02       RESERVATION OF RIGHTS. All rights herein are subject to: (a) the rights and obligations to and requirements of the U.S. government, if any have arisen or may arise, regarding the MAYO Improvements, and MAYO thin film electrode technology Know-How, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. Part 401 et al. (“Bayh-Dole Act”); and (b) MAYO’s and its Affiliates’ reserved, irrevocable right to practice and have practiced the MAYO Improvements, and MAYO thin film electrode technology Know-How in connection with MAYO’s and its Affiliates’ educational, research and clinical programs, including MAYO’s reference laboratory, MAYO Collaborative Services, Inc. COMPANY agrees to comply with the provisions of the Bayh-Dole Act, including promptly providing to MAYO with information requested to enable MAYO to meet its compliance requirements and substantially manufacturing Licensed Product in the U.S.

2.03       NO OTHER RIGHTS GRANTED. This Agreement does not grant any right, title or interest in or to any tangible or intangible property right of MAYO or its Affiliates, including any improvements thereon, or to any MAYO thin film electrode technology Know-How outside the Field or Territory that is not expressly stated in Section 2.01. All such rights, titles and interests are expressly reserved by MAYO and COMPANY agrees that in no event will this Agreement be construed as a sale, an assignment or an implied license by MAYO or its Affiliates to COMPANY of any such tangible or intangible property rights.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

2.04       SPONSORED RESEARCH. COMPANY may decide to fund other services or research for work to be done at MAYO, subject to mutually agreed upon work plans and budgets, and subject to MAYO policies and approval of MAYO’s Institutional Review Board and Conflict of Interest as needed. Any validation services and/or sponsored research agreed upon will be covered under a separate agreement executed by authorized representatives of MAYO and COMPANY.

2.05       SUBLICENSES. Any sublicense by COMPANY shall be to a Sublicensee that agrees in writing to be bound by substantially the same terms and conditions as COMPANY herein, or such sublicense shall be null and void. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, delegatable or assignable without the prior written approval of MAYO or such further sublicensing, delegation or assignation shall be null and void. COMPANY will provide MAYO with a copy of each sublicense agreement promptly after execution. COMPANY is responsible for the performance of all Sublicensees as if such performance were carried out by COMPANY itself, including the payment of any royalties or other payments provided for hereunder triggered by such Sublicense, regardless of whether the terms of any sublicense require that Sublicensee pay such amounts (such as in a fully paid-up license) to COMPANY or that such amounts be paid by the Sublicensee directly to MAYO. Each sublicense agreement shall name MAYO as a third party beneficiary and, unless MAYO has provided written consent, all rights of Sublicensees shall terminate when COMPANY’s rights terminate. COMPANY shall not grant any fully-paid up, royalty-free or exclusive sublicenses without MAYO’s prior written consent.

Article 3.00 – Cash, Equity, Milestones, and Royalties

3.01       CASH PAYMENT. Upon the earlier of September 30, 2017 or the closing by COMPANY of an equity financing resulting in gross proceeds to COMPANY of at least $3,000,000 after the Restatement Date, COMPANY shall promptly pay MAYO $91,708.80 in immediately available funds as consideration for the MAYO thin film electrode technology Know-How and Mayo Improvements.

3.02       EQUITY PAYMENT. As additional consideration for the MAYO thin film electrode technology Know-How and Mayo Improvements, COMPANY shall within thirty (30) days following the Restatement Date, issue MAYO 50,556 shares of common stock representing thirteen percent (13%) of COMPANY pursuant to a mutually agreed upon Subscription Agreement by and between MAYO and COMPANY (the “Equity Payment”). Upon issuance of the Equity Payment, COMPANY shall have satisfied all obligations with respect to the issuance of equity to MAYO, and MAYO shall have no right to receive any additional equity from COMPANY.

3.03       EARNED ROYALTIES. COMPANY will make nonrefundable and noncreditable earned royalty payments to MAYO of [*]% of Net Sales of Licensed Products (collectively “Earned Royalties”). The Earned Royalties are payable as described in Section 4.01. Licensed Products transferred to MAYO or its Affiliates are not considered transfers for purposes of determining Net Sales or for calculating Earned Royalties. No Earned Royalties are due MAYO on transfers to MAYO or MAYO Affiliates.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

3.04       BEST PRICE. MAYO may, at its sole option, purchase the Licensed Product for use within MAYO’s and its Affiliates’ educational, research and clinical programs in any quantity at the prior year’s best net price offered by the COMPANY to any end user. The prior year’s best net price will be determined on each January 1st and will apply for the entire forthcoming calendar year (January 1 – December 31). COMPANY will report such sales to MAYO as part of the royalty report described in Section 4.01.

3.05       TAXES. COMPANY is responsible for all taxes, duties, import duties, assessments and other governmental charges, however designated, which are now or hereafter imposed by any authority on COMPANY: (a) by reason of the performance by MAYO of its obligations under this Agreement, or the payment of any amounts by COMPANY to MAYO under this Agreement; (b) based on the Mayo Improvements and/or MAYO thin film electrode technology Know-How; or (c) related to use, sale or importation of the Licensed Product. Any withholding taxes that COMPANY is required by law to withhold on remittance of the royalty payments shall be paid forthwith to MAYO in an amount which shall result in the net amount being received by MAYO being equal to the amount which would have been received by MAYO had no such deduction or withholding been made. If necessary, COMPANY will obtain, or assist MAYO in obtaining, any tax reduction (including avoidance of double taxation), tax refund or tax exemption available to MAYO by treaty or otherwise.

3.06       U.S. CURRENCY. All payments to MAYO under this Agreement will be made by draft drawn on a U.S. bank, and payable in U.S. dollars. In the event that conversion from foreign currency is required in calculating a payment under this Agreement, the exchange rate used shall be the Interbank rate quoted by US Bank at the end of the last business day of the quarter in which the payment accrued.

3.07       OVERDUE PAYMENTS. If overdue, the payments due under this Agreement shall bear interest until paid at a per annum rate of two percent (2%) above the prime rate in effect at US Bank on the due date. MAYO shall be entitled to recover, in addition to all other remedies, reasonable attorneys’ fees and costs related to the administration or enforcement of this Agreement, including collection of payments, following COMPANY’s such failure to pay. The acceptance of any payment, including such interest, shall not foreclose MAYO from exercising any other right or seeking any other remedy that it may have as a consequence of the failure of COMPANY to make any payment when due.

Article 4.00 - Accounting and Reports

4.01       REPORTS AND PAYMENT. COMPANY will deliver to MAYO on or before the following dates: 1 February and 1 August, a written report setting forth a full accounting showing how any amounts due to MAYO for the preceding calendar half-year have been calculated as provided in this Agreement, including an accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges and any payments due from Sublicensees. Each report will include product names, part numbers and quantity sold for each country in which the Licensed Product was sold. If no Licensed Product transfers have occurred and no other amounts are due to MAYO, COMPANY will submit a report so stating. Each such report will be accompanied by the payment of all amounts due for such calendar half-year.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

4.02       ACCOUNTING. COMPANY will, throughout the Term, keep complete, continuous, true and accurate books of accounts and records sufficient to support and verify the calculation of Net Sales, all royalties and any other amount believed due and payable to MAYO under this Agreement. Such books and records will be open at all reasonable times for inspection by a representative of MAYO for audit and verification of royalty statements or of compliance with other aspects of this Agreement. The MAYO representative will treat as confidential all relevant matters and will be a person or firm reasonably acceptable to COMPANY. In the event such audit reveals an underpayment by COMPANY, COMPANY will within thirty (30) days pay the royalty due in excess of the royalty actually paid. In the event the audit reveals an underpayment by COMPANY of more than [*]% of the amount due, COMPANY will pay interest on the royalty due in excess of the royalty actually paid at the highest rate then permitted by law. In either event, COMPANY will pay all of MAYO’s costs in conducting the audit.

Article 5.00 - Diligence

5.01       DEVELOPMENT PLAN. Within six (6) months of the Effective Date, COMPANY will provide MAYO with a detailed development plan for the commercial development of the Licensed Product and will make commercially reasonable efforts to bring Licensed Products to market in the Field in the Territory.

5.02       DILIGENCE REPORTS. COMPANY will provide MAYO with annual reports within thirty (30) days of each anniversary of the Effective Date describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product and the names of all Sublicensees, including which of the Sublicensees are Affiliates; and (b) an updated development plan for the next annual period. MAYO shall have the right to audit COMPANY’s and Sublicensees’ records relating to development of Licensed Products.

Article 6.00 – Intellectual Property Management

6.01       CONTROL. COMPANY will have the first right to prepare, file, prosecute abandon, or otherwise handle the MAYO Improvements with prior advice and comment from MAYO. COMPANY shall pay all costs and expenses associated with the filing, prosecution and maintenance of the MAYO Improvements designated by COMPANY arising before or during the Term. In the event that the COMPANY decides to abandon certain patents within the MAYO Improvements, COMPANY shall so inform MAYO within at least sixty (60) days of taking the action or failing to act, which would cause such abandonment of rights. Should MAYO choose to continue the prosecution or maintenance of the said patents(s) within the MAYO Improvements, MAYO shall pay the cost of such activity, and the license to the COMPANY for the said patents(s) within the MAYO Improvements shall terminate. MAYO shall have sole control over the protection, defense, enforcement, maintenance, abandonment and other handling of the MAYO thin film electrode technology Know-How. MAYO will have no liability to COMPANY for any act or omission in the preparation, filing, prosecution, maintenance, abandonment, or other handling of the MAYO Improvements and the MAYO thin film electrode technology Know-How.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

6.02       ENFORCEMENT. If either Party becomes aware of a third party infringement of any unexpired claim within the MAYO Improvements, it will promptly notify the other Party with written notice and provide the other with a sample of the alleged infringing article. In the event that the other Party agrees that the article infringes one more claims of the Patent Rights, the Parties will confer to decide upon an appropriate course of action, if any, to take against the infringer in view of all of the circumstances then existing.

6.03       DEFENSE. MAYO will have the first right, but not the obligation, to take any measures deemed appropriate by MAYO, regarding (a) challenges to the MAYO Improvements (including interferences in the U.S. Patent and Trademark Office and oppositions in foreign jurisdictions) and (b) defense of the MAYO Improvements (including declaratory judgment actions). COMPANY shall reasonably cooperate in any such measures if requested to do so by MAYO. To the extent MAYO does not take such measures, MAYO shall provide COMPANY with sixty (60) days’ notice of MAYO’s decision not to take such measures and the COMPANY shall have the right to take such measures deemed appropriate by the COMPANY regarding such challenges or defense which impact, in whole or in part, the rights of the COMPANY. MAYO shall reasonably cooperate with any measures if requested to do so by the COMPANY.

6.04       THIRD PARTY LITIGATION. In the event a third party institutes a suit against COMPANY or MAYO, for patent infringement involving a Licensed Product, the Party being sued will promptly inform the other and keep the other regularly informed of the proceedings. COMPANY agrees to indemnify, defend and hold harmless MAYO for any claims, demands or law suits related thereto.

6.05       CERTAIN IP RIGHTS. Notwithstanding anything in this Agreement to the contrary or otherwise, COMPANY shall retain all rights, title and interest in and to any patents, copyrights or other intellectual property rights in and to new inventions or discoveries first reduced to practice during the Term and arising out of the subject matter of this Agreement relating to new or improved technology, methods, techniques, practices or procedures made solely by COMPANY’s employees, agents and/or representatives without the use of MAYO’s Confidential Information including the use of MAYO thin film electrode technology Know-How.

Article 7.00 – Use of Name

7.01       USE OF NAME AND LOGO. COMPANY will not use for publicity, promotion or otherwise, any logo, name, trade name, service mark or trademark of MAYO or its Affiliates, including, but not limited to, the terms “MAYO®,” “MAYO Clinic®” and the triple shield MAYO logo, or any simulation, abbreviation or adaptation of the same, or the name of any MAYO employee or agent, without MAYO’s prior, written, express consent. MAYO may withhold such consent in MAYO’s absolute discretion. With regard to the use of MAYO’s name, all requests for approval pursuant to this Section must be submitted to the MAYO Clinic Public Affairs Business Relations Group, at the following e-mail address: PublicAffairsBR@MAYO.edu at least five (5) business days prior to the date on which a response is needed.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

Article 8.00 - Confidentiality

8.01       TREATMENT OF CONFIDENTIAL INFORMATION. Except as provided for in Section 8.02, neither Party will disclose, use or otherwise make available the other’s Confidential Information during the Term and for three (3) years thereafter and will use the same degree of care it employs to protect its own confidential information.

8.02       RIGHT TO DISCLOSE.

(a)	To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, COMPANY may disclose Confidential Information of MAYO to its consultants, and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those therein.

(b)	To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, MAYO may disclose Confidential Information of COMPANY to its consultants and outside contractors on the condition that each such entity agrees to obligations of confidentiality and non-use at least as stringent as those therein.

(c)	If a Party is required by law, regulation or court order to disclose any of the Confidential Information, it will have the right to do so, provided it: (i) promptly notifies the disclosing party; and (ii) reasonably assists the disclosing party to obtain a protective order or other remedy of disclosing party’s election and at disclosing party’s expense, and only disclose the minimum amount necessary to satisfy such obligation.

8.03       CONFIDENTIALITY OF AGREEMENTS. Except as otherwise required by law, the specific terms and conditions of this Agreement shall be Confidential Information but the Parties may state that COMPANY is licensed under the MAYO thin film electrode technology Know-How.

Article 9.00 – Warranties, Representations, Disclaimers and Indemnification

9.01       REPRESENTATIONS AND WARRANTIES OF COMPANY. COMPANY warrants and represents to MAYO that:

(a)	it is experienced in the development, production, quality control, service, manufacture, marketing and sales of products similar to the subject matter of the Patent Rights;

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

(b)	it has independently evaluated the, MAYO thin film electrode technology Know-How and Confidential Information, if any, their applicability or utility in COMPANY’s activities, is entering into this Agreement on the basis of its own evaluation and not in reliance of any representation by MAYO, and assumes all risk and liability in connection with such determination;

(c)	it now maintains and will continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 9.03 and that such insurance coverage sufficiently covers the MAYO Indemnitees;

(d)	the execution and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding Agreement;

(e)	it shall comply with all applicable international, national and state laws, ordinances and regulations in its performance under this Agreement; and

(f)	its rights and obligations under this Agreement do not conflict with any contractual obligation or court or administrative order by which it is bound.

9.02       DISCLAIMERS.

(a)          MAYO HAS NOT MADE AND DOES NOT MAKE ANY PROMISES, COVENANTS, GUARANTEES, REPRESENTATIONS OR WARRANTIES OF ANY NATURE, DIRECTLY OR INDIRECTLY, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, DURABILITY, CONDITION, QUALITY OR ANY OTHER CHARACTERISTIC OF THE MAYO THIN FILM ELECTRODE KNOW-HOW, MAYO IMPROVEMENTS, OR CONFIDENTIAL INFORMATION.

(b)          MAYO THIN FILM ELECTRODE KNOW-HOW, MAYO IMPROVEMENTS, AND CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS,” “WITH ALL FAULTS” AND “WITH ALL DEFECTS,” AND COMPANY EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MAYO FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, REPRESENTATION OR WARRANTY OF ANY KIND RELATING TO THE MAYO THIN FILM ELECTRODE KNOW-HOW, MAYO IMPROVEMENTS, OR CONFIDENTIAL INFORMATION. MAYO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE OR TRADE PRACTICE, WITH RESPECT TO: THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE MAYO THIN FILM ELECTRODE KNOW-HOW, MAYO IMPROVEMENTS, AND CONFIDENTIAL INFORMATION; THAT ANY PATENT WILL ISSUE BASED UPON ANY PENDING PATENT APPLICATION; OR THAT THE USE OF THE MAYO IMPROVEMENTS, AND MAYO THIN FILM ELECTRODE KNOW-HOW WILL NOT INFRINGE OTHER INTELLECTUAL PROPERTY RIGHTS. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS AN OBLIGATION FOR MAYO TO BRING, PROSECUTE OR DEFEND ACTIONS REGARDING THE MAYO THIN FILM ELECTRODE KNOW-HOW, MAYO IMPROVEMENTS, AND CONFIDENTIAL INFORMATION.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

(c)          COMPANY AGREES THAT MAYO AND ITS AFFILIATES WILL NOT BE LIABLE FOR ANY LOSS OR DAMAGE CAUSED BY OR ARISING OUT OF ANY RIGHTS GRANTED OR PERFORMANCE MADE UNDER THIS AGREEMENT, WHETHER TO OR BY COMPANY OR A THIRD PARTY. IN NO EVENT WILL MAYO’S LIABILITY OF ANY KIND INCLUDE ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE LOSSES OR DAMAGES, EVEN IF MAYO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR EXCEED THE TOTAL AMOUNT OF ROYALTIES THAT HAVE ACTUALLY BEEN PAID TO MAYO BY COMPANY AS OF THE DATE OF FILING AN ACTION AGAINST MAYO THAT RESULTS IN THE SETTLEMENT OR AWARD OF DAMAGES TO COMPANY.

9.03       INDEMNIFICATION AND INSURANCE.

(a)          COMPANY will defend, indemnify and hold harmless MAYO, MAYO’s Affiliates and their respective trustees, officers, agents, independent contractors and employees (“MAYO Indemnitees”) from any and all claims, actions, demands, judgments, losses, costs, expenses, damages and liabilities (including attorneys’ fees, court costs and other expenses of litigation), regardless of the legal theory asserted, arising out of or connected with: (i) the practice or exercise of any rights granted hereunder by or on behalf of COMPANY (ii) research, development, design, manufacture, distribution, use, sale, importation, exportation or other disposition of Licensed Products; and (iii) any act or omission of COMPANY hereunder, including the negligence or willful misconduct thereof. MAYO and MAYO’s Affiliates shall have no obligation to indemnify COMPANY hereunder.

(b)          The Parties agree that this indemnity should be construed and applied in favor of maximum indemnification of MAYO Indemnitees.

(c)          COMPANY will continuously carry occurrence-based liability insurance, including products liability and contractual liability, in an amount and for a time period sufficient to cover the liability assumed by COMPANY hereunder during the Term and after, such amount being at least TWO MILLION (US $2,000,000). In addition, such policy will name MAYO and its Affiliates as additional-named insureds. The minimum limits of any insurance coverage required herein shall not limit COMPANY’s liability.

9.04       PROHIBITION AGAINST INCONSISTENT STATEMENTS. COMPANY shall not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever that are inconsistent with any disclaimer or limitation included in this section or any other provision of this Agreement. COMPANY shall not settle any matter that will incur liability for MAYO or require MAYO to make any admission of liability without MAYO’s prior written consent.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

Article 10.00 - Term and Termination

10.01     TERM. This Agreement will expire at the end of the Term.

10.02     TERMINATION FOR BREACH.      If COMPANY commits a material breach of this Agreement, including without limitation, the failure to make any required royalty or fee payments hereunder, MAYO will notify COMPANY in writing of such breach and COMPANY will have thirty (30) days after such notice to cure such breach to MAYO’s reasonable satisfaction. If the breach is of a nature, which cannot be reasonably cured within such thirty (30) day period, the COMPANY’s time to cure such breach shall be extended for a mutually agreed reasonable period of time for the COMPANY to cure such breach. If COMPANY fails to cure such breach, MAYO may, at its sole option terminate this Agreement in whole or in part by sending COMPANY written notice of termination.

10.03     TERMINATION FOR SUIT. MAYO does not license entities that bring suit against MAYO or its Affiliates and as such, MAYO may immediately terminate this Agreement if COMPANY directly or indirectly brings any action or proceeding against MAYO or its Affiliates, except for an uncured material breach of this Agreement by MAYO.

10.04     INSOLVENCY OF COMPANY. This Agreement terminates immediately without an obligation of notice of termination to COMPANY in the event COMPANY ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they are due, permits the appointment of a receiver for its business or assets or avails itself of or becomes subject to any proceeding under any statute of any governing authority relating to insolvency or the protection of rights of creditors.

10.05     SURVIVAL. The termination or expiration of this Agreement does not relieve either Party of its rights and obligations that have previously accrued. After the Term, all rights granted immediately revert to MAYO. All Confidential Information of a Party shall be returned or destruction certified, at the disclosing party’s election. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement including Sections 9.03 (Indemnification and Insurance), 10.05 (Survival) and Articles 7 (Name Use), 8 (Confidentiality) and 11 (General Provisions). COMPANY, on behalf of itself, shall provide an accounting for and pay, within thirty (30) days of termination or expiration, all amounts due hereunder.

Article 11.00 - General Provisions

11.01     Amendments. This Agreement may not be amended or modified except by a writing signed by both Parties and identified as an amendment to or restatement of this Agreement.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

11.02     CONSTRUCTION. Each Party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against either Party.

11.03     ENTIRE AGREEMENT. This Agreement constitutes the final, complete and exclusive agreement between the Parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the Parties, including without limitation the Prior Agreement. Provided however, the Effective Date of the Prior Agreement shall remain as the Effective Date of this Agreement

11.04     EXPORT CONTROL. The Parties agree not to use or otherwise export or re-export anything exchanged or transferred between them pursuant to this agreement except as authorized by United States law and the laws of the jurisdiction in which it was obtained. In particular, but without limitation, items exchanged may not be exported or re-exported (a) into any U.S. embargoed countries or (b) to anyone on the U.S. Treasury Department’s list of Specially Designated Nationals or the U.S. Department of Commerce Denied Person’s List or Entity List. By entering into this Agreement, each Party represents and warrants that they are not located in any such country or on any such list. Each Party also agrees that they will not use any item exchanged for any purposes prohibited by United States law, including, without limitation, the development, design, manufacture or production of missiles, or nuclear, chemical or biological weapons. In the event either Party becomes aware of any suspected violations of this paragraph that Party will promptly inform the other Party of such suspected violation, and cooperate with one another in any subsequent investigation and defense, be they civil or criminal.

11.05     GOVERNING LAW AND JURISDICTION. This Agreement is made and performed in Minnesota. The terms and conditions of this Agreement, as well as all disputes arising under or relating to this Agreement, shall be governed by Minnesota law, specifically excluding its choice-of-law principles, except that the interpretation, validity and enforceability of the Patent Rights will be governed by the patent laws of the country in which the patent application is pending or issued. This is not an Agreement for the sale of goods and as such Article 2 of the Uniform Commercial Code as enacted in Minnesota does not apply.

11.06     HEADINGS. The headings of articles and sections used in this document are for convenience of reference only.

11.07     INDEPENDENT CONTRACTORS. It is mutually understood and agreed that the relationship between the Parties is that of independent contractors. Neither Party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither Party shall have nor exercise any control or direction over the methods by which the other Party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease or equity relationship, expressly or by implication, between the Parties.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

11.08     INDUCEMENT OF REFERRALS. It is not the purpose of this Agreement or the intent of the Parties to induce or encourage the referral of patients, and there is no requirement under this Agreement or under any other Agreement between the Parties that COMPANY or its staff refer patients to MAYO for products or services. No payment made under this Agreement is made in return for the referral of patients, or is made in return for the purchasing, leasing, or ordering of any products or services.

11.09     LIMITATION OF RIGHTS CREATED. This Agreement is personal to the Parties and shall be binding on and inure to the sole benefit of the Parties and their permitted successors and assigns and shall not be construed as conferring any rights to any third party. Specifically, no interests are intended to be created for any customer, patient, research subjects, or other persons (or their relatives, heirs, dependents, or personal representatives) by or upon whom the Licensed Products may be used.

11.10     No Assignment. Neither Party may assign its rights hereunder to any third party without the prior written consent of the other Party; provided, that a Party may assign its rights without the prior written consent of the other Party to any affiliate or other entity that controls, is controlled by or is under common control with such Party. Any purported assignment in violation of this clause is void. Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee.

11.11     NOTICES. All notices and other business communications between the Parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

To MAYO:	Mayo Foundation for Medical Education and Research
Mayo Clinic Ventures – BB4
200 First Street SW
Rochester, Minnesota 55905-0001
Attn: Ventures Operations
Phone: [*]
Facsimile: [*]
Email: [*]
Fed Tax ID: [*]

To COMPANY:	NeuroOne, Inc. 10006 Liatris Lane Eden Prairie, MN 55347 Attn: David A. Rosa CEO and President Phone: (952) 237-7412 Email: daver@neurooneinc.com

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Either Party may change its address or facsimile number by giving written notice in compliance with this section.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

11.12     REGISTRATION OF LICENSES. COMPANY will register and give required notice concerning this Agreement, at its expense, in each country in the Territory where an obligation under law exists to so register or give notice.

11.13     SEVERABILITY. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

11.14     WAIVER. The failure of either Party to complain of any default by the other Party or to enforce any of such Party’s rights, no matter how long such failure may continue, will not constitute a waiver of the Party’s rights under this Agreement. The waiver by either Party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the Parties.

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.

License Agreement
MAYO / NEURO ONE (Mayo file #2014-220 and 2007-127)	5/25/2017

This Agreement may be executed in any number of counterparts which, when taken together, will constitute an original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original. Each Party hereto consents to be bound by photocopy or facsimile signatures of such Party’s representative hereto.

Mayo Foundation for Medical Education and Research		NEUROONE, INC.

By	/s/ Daniel D. Estes	By	/s/ David Rosa
Name:	Daniel D. Estes	Name:	David Rosa
Title:	Assistant Treasurer	Title:	President and CEO

Date:	5-27-2017	Date:	5/25/17

* Information redacted pursuant to a confidential treatment request and submitted separately with the Securities and Exchange Commission.